Exhibit 99.1

Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 spurtell@sftp.com
Eighth Consecutive Record Year for Six Flags
Fourth Quarter Revenue Grows 7 Percent While Net Income Grows $96 Million
and Modified EBITDA Increases 16 Percent
GRAND PRAIRIE, Texas — February 20, 2018 — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company, today announced that 2017 represented its eighth consecutive year of record financial performance as revenue grew $40 million or 3 percent to $1.4 billion. The full-year revenue growth resulted primarily from the success of the company’s pricing strategy and international licensing program, as well as an increase in the number of guests visiting Six Flags parks. Attendance at Six Flags properties in 2017 grew by 1 percent or 0.3 million to 30.4 million guests, driven by the opening of two new waterparks and the continued success of selling season passes and memberships, whose holders accounted for 63 percent of total visitation.
Net income for the year increased by $156 million or 131 percent, driven by a reduction in stock-based compensation expense, an upward adjustment of $85 million as a result of tax reform, and continued operating earnings growth. Diluted earnings per share for 2017 was $3.09, representing an increase of $1.84 or 147 percent compared to 2016. Adjusted EBITDA1 for the full year grew to a new high of $519 million, up $13 million or 2 percent over the prior year, while Modified EBITDA2 for the year was $558 million. Six Flags 2017 Modified EBITDA margin of 41.1 percent continues to lead the industry.
“I am very proud that we have achieved our eighth consecutive year of record performance in the face of unprecedented natural events,” said Jim Reid-Anderson, Chairman, President and CEO. “With our growing Active Pass Base, ongoing price increases, higher penetration of culinary programs, and new international licensing agreements and waterparks, we are very well-positioned to deliver another record year in 2018. We are laser-focused on overachieving $600 million of Modified EBITDA in 2018 and continue to work toward our long-term aspirational goal of $750 million of Modified EBITDA by 2020.”
Fourth quarter 2017 revenue grew $17 million or 7 percent over the fourth quarter of 2016 to a new record of $257 million. The strong revenue growth was primarily driven by a $9 million increase in international licensing revenue and a 7 percent increase in guest spending per capita. Net income for the fourth quarter of 2017 was $98 million, and Adjusted EBITDA of $87 million represented an increase of $12 million or 16 percent over the fourth quarter of 2016.
The company’s Active Pass Base, which represents the total number of guests who have purchased a season pass or who are enrolled in the company’s membership program, increased 10 percent to a new all-time high as of December 31, 2017. Increasing season pass and membership penetration is a key tenet of the company’s growth strategy, providing a recurring revenue stream and a platform to further grow attendance as the company expands its network of parks. Season pass holders and members are the company’s most valuable guests, generating more than double the revenue and cash flow of a single-day guest over the course of a season. They are also the company’s most loyal guests, serving as an excellent hedge against inclement weather throughout the season.
Deferred revenue increased by $18 million or 15 percent over prior year to $142 million as of December 31, 2017, primarily due to a higher level of season pass, membership and all season dining pass sales for the 2018 season.
Total guest spending per capita in 2017 was $41.61, an increase of $0.54 or 1 percent compared to 2016, as ticket price gains were partially offset by lower in-park spending per capita. Admissions revenue per capita increased $0.61 to $24.37 and in-park spending per capita decreased $0.07 to $17.24. For the fourth quarter of 2017, guest spending per capita was $37.90, an increase of $2.51 or 7 percent over the fourth quarter of 2016, driven by both higher realized ticket prices and higher in-park spending.
In 2017, the company generated $275 million of Adjusted Free Cash Flow3 after investing $135 million in new capital projects, net of insurance proceeds. Capital expenditures included the remaining half of the incremental $18 million investment into the company's new waterpark in Oaxtepec, Mexico. The company also paid $227 million in dividends, or $2.62 per common share for the year, and repurchased $499 million or 8.4 million shares of its common stock, leaving 84.5 million shares of common stock outstanding as of December 31, 2017. The authorized share repurchase amount available as of December 31, 2017, was $343 million.
Net Debt4 as of December 31, 2017, calculated as total reported debt of $2.02 billion less cash and cash equivalents of $77 million, was $1.94 billion, representing a net leverage ratio of 3.7 times Adjusted EBITDA.
Conference Call
At 8:00 a.m. Central Time today, February 20, 2018, the company will host a conference call to discuss its fourth quarter and full year 2017 financial performance. The call is accessible through either the Six Flags Investor Relations website at investors.sixflags.com or by dialing 1-855-889-1976 in the United States or +1-937-641-0558 outside the United States and requesting the Six Flags earnings call. A replay of the call will be available by dialing 1-855-859-2056 or +1-404-537-3406 through February 27, 2018 and requesting conference ID 1772358.
About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with $1.4 billion in revenue and 20 parks across the United States, Mexico and Canada. For 57 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.
Forward Looking Statements
The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our ability to roll out our capital enhancements in a timely and cost effective manner, (iii) our ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting our business, (iv) our operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; risk of accidents occurring at the company’s parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements or ride downtime; competition with other theme parks and other entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cyber security risks and other factors could cause actual results to differ materially from the company’s expectations. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in the company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.
Footnotes

(1)	See the following financial statements and Note 3 to those financial statements for a discussion of Adjusted EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(2)	See the following financial statements and Note 3 to those financial statements for a discussion of Modified EBITDA (a non-GAAP financial measure) and its reconciliation to net income (loss).

(3)
See the following financial statements and Note 6 to those financial statements for a discussion of Adjusted Free Cash Flow (a non-GAAP financial measure) and its reconciliation to net cash provided by operating activities.

(4)	Net Debt (a non-GAAP financial measure) represents total long-term debt as reported, including current portion, and any short-term bank borrowings, less cash and cash equivalents.

SIX FLAGS ENTERTAINMENT CORPORATION

Statement of Operations Data (1)

	Three Months Ended		Year Ended
(Amounts in thousands, except per share data)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Theme park admissions	$137,170	$130,143	$741,275	$715,413
Theme park food, merchandise and other	95,549	93,874	524,582	521,167
Sponsorship, licensing and other fees	21,302	12,393	78,096	66,329
Accommodations revenue	2,735	2,904	15,121	16,489
Total revenue	256,756	239,314	1,359,074	1,319,398
Operating expenses (excluding depreciation and amortization shown separately below)	104,581	102,031	509,123	489,407
Selling, general and administrative expense (excluding depreciation, amortization and stock-based compensation shown separately below)	45,536	42,593	181,195	175,455
Costs of products sold	19,353	19,144	110,374	109,579
Depreciation	28,430	26,899	109,206	104,290
Amortization	595	649	2,465	2,603
Stock-based compensation	16,358	20,095	(22,697)	116,339
(Gain) loss on disposal of assets	(378)	1,055	3,959	1,968
Interest expense, net	25,132	21,058	99,010	81,872
Loss on debt extinguishment	7	558	37,116	2,935
Other expense (income), net	231	(325)	271	1,684
Income before income taxes	16,911	5,557	329,052	233,266
Income tax (benefit) expense	(81,102)	3,689	16,026	76,539
Net income	98,013	1,868	313,026	156,727
Less: Net income attributable to noncontrolling interests	—	—	(39,210)	(38,425)
Net income attributable to Six Flags Entertainment Corporation	$98,013	$1,868	$273,816	$118,302

Weighted-average number of common shares outstanding:
Basic:	84,209	91,785	86,802	92,349
Diluted:	85,849	93,668	88,494	94,398

Net income per average common share outstanding:
Basic:	$1.16	$0.02	$3.15	$1.28
Diluted:	$1.14	$0.02	$3.09	$1.25

Balance Sheet Data

	As of
(Amounts in thousands)	December 31, 2017	December 31, 2016
Cash and cash equivalents (excluding restricted cash)	$77,496	$137,385
Total assets	2,456,676	2,487,672

Deferred revenue	142,014	123,955
Current portion of long-term debt	—	29,161
Long-term debt (excluding current portion)	2,021,178	1,624,486

Redeemable noncontrolling interests	494,431	485,876

Total stockholders' deficit	(505,112)	(186,490)

Shares outstanding	84,488	90,849

SIX FLAGS ENTERTAINMENT CORPORATION

Definition and Reconciliation of Non-GAAP Financial Measures
We prepare our financial statements in accordance with United States generally accepted accounting principles ("GAAP"). In our press release, we make reference to non-GAAP financial measures including Modified EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow. The definition for each of these non-GAAP financial measures is set forth below in the notes to the reconciliation tables. We believe that these non-GAAP financial measures provide important and useful information for investors to facilitate a comparison of our operating performance on a consistent basis from period to period and make it easier to compare our results with those of other companies in our industry. We use these measures for internal planning and forecasting purposes, to evaluate ongoing operations and our performance generally, and in our annual and long-term incentive plans. By providing these measures, we provide our investors with the ability to review our performance in the same manner as our management.
However, because these non-GAAP financial measures are not determined in accordance with GAAP, they are susceptible to varying calculations, and not all companies calculate these measures in the same manner. As a result, these non-GAAP financial measures as presented may not be directly comparable to a similarly titled non-GAAP financial measure presented by another company. These non-GAAP financial measures are presented as supplemental information and not as alternatives to any GAAP financial measures. When reviewing a non-GAAP financial measure, we encourage our investors to fully review and consider the related reconciliation as detailed below.
The following table sets forth a reconciliation of net income to Adjusted EBITDA for the three months and years ended December 31, 2017 and December 31, 2016:

	Three Months Ended		Year Ended
(Amounts in thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net income	$98,013	$1,868	$313,026	$156,727
Income tax (benefit) expense	(81,102)	3,689	16,026	76,539
Other expense (income), net	231	(325)	271	1,684
Loss on debt extinguishment	7	558	37,116	2,935
Interest expense, net	25,132	21,058	99,010	81,872
(Gain) loss on disposal of assets	(378)	1,055	3,959	1,968
Amortization	595	649	2,465	2,603
Depreciation	28,430	26,899	109,206	104,290
Stock-based compensation	16,358	20,095	(22,697)	116,339
Impact of Fresh Start valuation adjustments (2)	11	23	40	89
Modified EBITDA (3)	87,297	75,569	558,422	545,046
Third party interest in EBITDA of certain operations (4)	—	—	(39,210)	(38,425)
Adjusted EBITDA (3)	$87,297	$75,569	$519,212	$506,621

Weighted-average common shares outstanding — basic:	84,209	91,785	86,802	92,349

SIX FLAGS ENTERTAINMENT CORPORATION

The following table sets forth a reconciliation of net cash provided by operating activities to Adjusted Free Cash Flow for the three months and years ended December 31, 2017 and December 31, 2016:

	Three Months Ended		Year Ended
(Amounts in thousands)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$65,411	$88,481	$445,067	$463,235
Changes in working capital	(2,716)	(35,814)	4,470	(11,147)
Interest expense, net	25,132	21,058	99,010	81,872
Income tax (benefit) expense	(81,102)	3,689	16,026	76,539
Amortization of debt issuance costs	(960)	(1,172)	(4,061)	(4,503)
Other (income) expense, net	(4,999)	2,457	(2,645)	2,660
Interest accretion on notes payable	(333)	(91)	(1,056)	(413)
Changes in deferred income taxes	86,853	(3,062)	1,571	(63,286)
Impact of Fresh Start valuation adjustments (2)	11	23	40	89
Third party interest in EBITDA of certain operations (4)	—	—	(39,210)	(38,425)
Capital expenditures, net of property insurance recoveries	(18,148)	(28,024)	(134,696)	(128,938)
Cash paid for interest, net	(18,613)	(5,414)	(95,289)	(68,815)
Cash taxes (5)	(3,294)	(3,267)	(14,473)	(17,267)
Adjusted Free Cash Flow (6)	$47,242	$38,864	$274,754	$291,601

Weighted-average common shares outstanding — basic:	84,209	91,785	86,802	92,349

(1)	Revenues and expenses of international operations are converted into U.S. dollars on an average basis as provided by GAAP.

(2)
Amounts recorded as valuation adjustments and included in reorganization items for the month of April 2010 that would have been included in Modified EBITDA and Adjusted EBITDA, had fresh start accounting not been applied. Balance consists primarily of discounted insurance reserves that will be accreted through the statement of operations each quarter through 2018.

(3)
“Modified EBITDA”, a non-GAAP measure, is defined as our consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments. Modified EBITDA as defined herein may differ from similarly titled measures presented by other companies. Management uses non-GAAP measures for budgeting purposes, measuring actual results, allocating resources and in determining employee incentive compensation. We believe that Modified EBITDA provides relevant and useful information for investors because it assists in comparing our operating performance on a consistent basis, makes it easier to compare our results with those of other companies in our industry as it most closely ties our performance to that of our competitors from a park level perspective and allows investors to review performance in the same manner as our management.

"Adjusted EBITDA", a non-GAAP measure, is defined as Modified EBITDA minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.

(4)	Represents interests of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta.

(5)
Based on our current federal net operating loss carryforwards, we believe we will continue to pay minimal amounts for cash taxes for the next two years. Cash taxes paid represents statutory taxes paid, primarily driven by Mexico and state level obligations.

(6)
Management uses Adjusted Free Cash Flow, a non-GAAP measure, in its financial and operational decision making processes, for internal reporting, and as part of its forecasting and budgeting processes as it provides additional transparency of our operations. Management believes that Adjusted Free Cash Flow is useful information to investors regarding the amount of cash that we estimate that we will generate from operations over a certain period. Management believes the presentation of this measure will enhance the investors' ability to analyze trends in the business and evaluate the Company's underlying performance relative to other companies in the industry. A reconciliation from net cash provided by operating activities to Adjusted Free Cash Flow is presented in the table above. Adjusted Free Cash Flow as presented herein may differ from similarly titled measures presented by other companies.